EXHIBIT 99.1

Greg Parker
Investor Relations
210/220-5632
or
Renee Sabel
Media Relations
210/220-5416
FOR IMMEDIATE RELEASE
October 25, 2006

CULLEN/FROST REPORTS THIRD QUARTER
RESULTS AND TIMING OF EARNINGS CONFERENCE CALL

SAN ANTONIO - Cullen/Frost Bankers, Inc. (NYSE: CFR) today reported record earnings for the third quarter of 2006 of $50.0 million, a 17.8 percent increase, compared to the $42.5 million reported for the same period in 2005. On a per-share basis, net income for the quarter was $.88 per diluted common share, up 11.4 percent over the $.79 per diluted common share reported a year earlier. For the quarter, return on average assets and return on average equity were 1.72 percent and 18.56 percent, respectively, up from 1.68 percent and down from 18.98 percent for the same quarter in 2005.

For the third quarter of 2006, net interest income on a tax-equivalent basis rose 19.6 percent to $121.1 million, from the $101.3 million reported for the same quarter of 2005. Average loans increased 17.4 percent, to $6.6 billion, compared to the $5.6 billion reported for the third quarter a year earlier. Average deposits for the quarter increased to $9.1 billion, up 14.0 percent over the $8.0 billion reported for the third quarter of 2005. Excluding the impact of three acquisitions completed during the fourth quarter of 2005 and the first quarter of 2006, average loans rose 6.4 percent, and average deposits were up 5.3 percent, compared to the third quarter a year ago.

"I am pleased to report third quarter results for our company." said Dick Evans, chairman and CEO. "Although average loan growth was up 17.4 percent over the same quarter a year earlier it was primarily impacted by recent acquisitions. To combat a highly competitive environment, combined with interest rate challenges, it is especially important that we continue to execute the sales disciplines we developed several years ago. Average loan volumes were flat from the second quarter, which combined with flat market rates over the same time period, contributed to a slight contraction in our net interest margin to 4.69 percent.

" I was pleased to see deposit growth of 5.3 percent without recent acquisitions, and a 10.4 percent increase in trust fees from the third quarter a year ago. We are moving ahead with plans to finalize the acquisition of Summit Bank during the fourth quarter of this year and look forward to welcoming this Fort Worth-based bank into the Frost banking organization.

"From job growth to a business-friendly environment and well-diversified economic base, I continue to feel positive about the Texas economy. The markets we serve are some of the best in the country, and we look forward to the opportunities that will come. As always, I am grateful to our outstanding staff for their dedication and support in serving the needs of our customers."

For the first nine months of 2006, earnings were $145.2 million, or $2.58 per diluted common share, up 20.5 percent compared to $120.5 million, or $2.26 per diluted common share, for the same period in 2005. Returns on average assets and equity for the first nine months of 2006 were 1.70 percent and 18.81 percent respectively, compared to 1.63 percent and 18.88 percent for the same period a year earlier.

Noted financial data for the third quarter of 2006 follows:

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Net interest income on a taxable equivalent basis for the third quarter totaled $121.1 million, up 19.6 percent compared to $101.3 million for the same period a year ago. Impacting net interest income was a $1.3 billion increase in the average volume of earning assets, combined with an improvement in the earning asset mix, as average loans increased $1.0 billion from the third quarter last year. The increase in rates and volumes also led to a 17-basis-point increase in the net interest margin, which was 4.69 percent for the quarter, compared to 4.52 percent for the third quarter of 2005. The net interest margin for the third quarter, when compared to the second quarter of 2006, contracted one basis point from 4.70 percent and was impacted by flat loan volumes and the leveling off of market rates.

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Non-interest income for the third quarter of 2006 totaled $59.9 million, up 3.2 percent from $58.1 million for the third quarter of 2005. Trust income was $16.0 million, up 10.4 percent from a year ago, mainly from investment fees that have benefited from both new accounts and improvements in the equities market compared to last year. Oil and gas trust management fees also contributed to the increase from last year as they increased $344 thousand. Other non-interest income was $10.9 million, a 9.9 percent increase over the $9.9 million reported the same quarter a year earlier. The primary reason for the increase was higher income from Visa checkcard usage. Service charges on deposit accounts were $19.3 million, compared to $20.2 million for the third quarter of 2005. The decrease was primarily due to the rising interest rate environment over the past year, in which commercial treasury management customers earn more credit for their deposit balances, resulting in a reduction of the amount of fees paid for these services.

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Non-interest expense was $102.9 million for the quarter, up $10.9 million, or 11.9 percent, from the $92.0 million reported a year earlier. Total salaries and wages and related employee benefits rose to $59.6 million, up 15.1 percent, compared to the third quarter of 2005, and were impacted by the acquisitions during late 2005 and early 2006, as well as normal annual merit increases, combined with an increase in the number of employees. Other expenses rose $1.7 million, or 6.7 percent from the third quarter last year, due to the acquisitions and conversion-related expenses. Also impacting the rise was a $900 thousand write-down on other real estate owned.

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For the third quarter of 2006, the provision for possible loan losses was $1.7 million, compared to net charge-offs of $1.6 million. For the third quarter of 2005, the provision for possible loan losses was $2.7 million, compared to net charge-offs of $2.7 million. The allowance for possible loan losses as a percentage of total loans was 1.31 percent at September 30, 2006, compared to 1.35 percent for the third quarter last year and 1.30 percent for the second quarter of 2006.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, October 25, 2006 at 10:00 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a "listen only" mode at 800-944-6430. Digital playback of the conference call will be available after 2:00 p.m. CT until midnight Sunday, October 29, 2006 at 800-642-1687, with a Conference ID # of 8503485. The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CT; www.frostbank.com, go to "About Frost" on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE:CFR) is a financial holding company, headquartered in San Antonio, with assets of $11.6 billion at September 30, 2006. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Its subsidiary, Frost Bank, operates 93 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost is one of the largest banks headquartered in Texas, with a legacy of helping Texans with their financial needs during three centuries.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified. In addition, certain statements may be contained in the Corporation's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes", "anticipates", "expects", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

   Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

w	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation's assessment of that impact.
w	Changes in the level of non-performing assets and charge-offs.
w	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
w	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
w	Inflation, interest rate, securities market and monetary fluctuations.
w	Political instability.
w	Acts of war or terrorism.
w	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
w	Changes in consumer spending, borrowings and savings habits.
w	Changes in the financial performance and/or condition of the Corporation's borrowers.
w	Technological changes.
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Acquisitions and integration of acquired businesses. See the Corporation's current reports on Form 8-K filed with the SEC on July 3, 2006 and July 7, 2006 and the registration statements on Form S-4 and Form S-4/A filed with the SEC on August 15, 2006 and September 14, 2006.

w	The ability to increase market share and control expenses.
w	Changes in the competitive environment among financial holding companies.
w	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.
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The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

w	Changes in the Corporation's organization, compensation and benefit plans.
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The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

w	Greater than expected costs or difficulties related to the integration of new products and lines of business.
w	The Corporation's success at managing the risks involved in the foregoing items.

   Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)
	2006			2005

	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr

CONDENSED INCOME STATEMENTS

Net interest income	$118,526	$116,968	$112,440	$107,800	$99,285
Net interest income(1)	121,093	119,309	114,719	109,968	101,255
Provision for possible loan losses	1,711	5,105	3,934	2,950	2,725
Non-interest income:
Trust fees	15,962	15,744	15,754	15,059	14,463
Service charges on deposit accounts	19,301	19,566	19,107	19,749	20,173
Insurance commissions and fees	7,204	6,144	8,975	5,539	7,389
Other charges, commissions and fees	6,558	8,196	5,914	6,117	6,135
Net gain (loss) on securities transactions	--	--	(1)	19	--
Other	10,871	10,615	11,009	10,070	9,894

Total non-interest income	59,896	60,265	60,758	56,553	58,054

Non-interest expense:
Salaries and wages	48,743	47,463	46,106	43,787	41,818
Employee benefits	10,882	11,434	13,176	9,252	9,973
Net occupancy	8,964	8,512	8,433	8,244	8,111
Furniture and equipment	6,553	6,357	6,302	5,983	6,202
Intangible amortization	1,293	1,358	1,306	1,160	1,050
Other	26,505	25,070	24,873	26,652	24,838

Total non-interest expense	102,940	100,194	100,196	95,078	91,992

Income before income taxes	73,771	71,934	69,068	66,325	62,622
Income taxes	23,769	23,384	22,391	21,408	20,167

Net income	$50,002	$48,550	$46,677	$44,917	$42,455

PER SHARE DATA

Net income - basic	$0.90	$0.88	$0.86	$0.83	$0.81
Net income - diluted	0.88	0.86	0.83	0.81	0.79
Cash dividends	0.34	0.34	0.30	0.30	0.30
Book value at end of quarter	20.08	18.51	18.34	18.03	17.03

OUTSTANDING SHARES

Period-end shares	55,821	55,542	55,106	54,483	52,657
Weighted-average shares - basic	55,440	55,105	54,574	54,015	52,345
Dilutive effect of stock compensation	1,147	1,198	1,353	1,346	1,285
Weighted-average shares - diluted	56,587	56,303	55,927	55,361	53,630

SELECTED ANNUALIZED RATIOS

Return on average assets	1.72%	1.70%	1.68%	1.63%	1.68%
Return on average equity	18.56	19.02	18.86	18.52	18.98
Net interest income to average earning assets(1)	4.69	4.70	4.66	4.54	4.52

(1) Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2006			2005

	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$6,565	$6,539	$6,307	$6,008	$5,593
Earning assets	10,181	10,090	9,906	9,587	8,916
Total assets	11,522	11,450	11,286	10,901	10,037
Non-interest-bearing demand deposits	3,309	3,300	3,305	3,302	2,964
Interest-bearing deposits	5,829	5,769	5,691	5,378	5,052
Total deposits	9,138	9,069	8,996	8,680	8,016
Shareholders' equity	1,069	1,024	1,004	962	887

Period-End Balance:
Loans	$6,516	$6,577	$6,511	$6,085	$5,710
Earning assets	10,324	10,076	10,300	10,203	9,185
Goodwill and intangible assets	268	268	269	184	111
Total assets	11,647	11,403	11,579	11,741	10,280
Total deposits	9,270	9,078	9,292	9,146	8,283
Shareholders' equity	1,121	1,028	1,011	982	897
Adjusted shareholders' equity(1)	1,179	1,135	1,086	1,033	928

ASSET QUALITY

($ in thousands)
Allowance for possible
loan losses	$85,667	$85,552	$84,142	$80,325	$77,117
as a percentage of
period-end loans	1.31%	1.30%	1.29%	1.32%	1.35%

Net charge-offs	$1,596	$3,695	$2,490	$2,928	$2,711
Annualized as a percentage
of average loans	0.10%	0.23%	0.16%	0.19%	0.19%

Non-performing assets:
Non-accrual loans	$30,045	$30,824	$34,027	$33,179	$34,432
Foreclosed assets	4,971	6,461	6,766	5,748	6,394

Total	$35,016	$37,285	$40,793	$38,927	$40,826
As a percentage of:
Total loans and
foreclosed assets	0.54%	0.57%	0.63%	0.64%	0.71%
Total assets	0.30	0.33	0.35	0.33	0.40

CONSOLIDATED CAPITAL RATIOS

Tier 1 Risk-Based
Capital Ratio	12.39%	12.00%	11.55%	12.24%	13.01%
Total Risk-Based
Capital Ratio	14.68	14.65	14.21	14.94	15.92
Leverage Ratio	9.76	9.39	9.12	9.62	10.16
Equity to Assets Ratio
(period-end)	9.63	9.01	8.73	8.37	8.72
Equity to Assets Ratio
(average)	9.28	8.94	8.89	8.82	8.84

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)
	Nine Months Ended
	September 30,

	2006	2005

CONDENSED INCOME STATEMENTS

Net interest income	$347,934	$283,466
Net interest income(1)	355,119	288,971
Provision for possible loan losses	10,750	7,300
Non-interest income
Trust fees	47,460	43,294
Service charges on deposit accounts	57,974	59,002
Insurance commissions and fees	22,323	22,192
Other charges, commissions and fees	20,668	17,008
Net gain (loss) securities transactions	(1)	--
Other	32,495	32,330

Total non-interest income	$180,919	$173,826

Non-interest expense
Salaries and wages	142,312	122,272
Employee benefits	35,492	32,325
Net occupancy	25,909	22,863
Furniture and equipment	19,212	17,929
Intangible amortization	3,957	3,699
Other	76,448	72,841

Total non-interest expense	$303,330	$271,929

Income before income taxes	214,773	178,063
Income taxes	69,544	57,557

Net income	$145,229	$120,506

PER SHARE DATA

Net income - basic	$2.64	$2.32
Net income - diluted	2.58	2.26
Cash dividends	0.98	0.865
Book value at end of period	20.08	17.03

OUTSTANDING SHARES

Period-end shares	55,821	52,657
Weighted-average shares - basic	55,043	51,963
Dilutive effect of stock compensation	1,233	1,315
Weighted-average shares - diluted	56,276	53,278

SELECTED ANNUALIZED RATIOS

Return on average assets	1.70%	1.63%
Return on average equity	18.81	18.88
Net interest income to average earning assets(1)	4.68	4.41

(1) Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Nine Months Ended
	September 30,

	2006	2005

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$6,471	$5,455
Earning assets	10,059	8,761
Total assets	11,416	9,887
Non-interest-bearing demand deposits	3,305	2,910
Interest-bearing deposits	5,763	5,038
Total deposits	9,068	7,948
Shareholders' equity	1,032	853

Period-End Balance:
Loans	$6,516	$5,710
Earning assets	10,324	9,185
Goodwill and intangible assets	268	111
Total assets	11,647	10,280
Total deposits	9,270	8,283
Shareholders' equity	1,121	897
Adjusted shareholders' equity(1)	1,179	928

ASSET QUALITY

($ in thousands)
Allowance for possible loan losses	$85,667	$77,117
As a percentage of period-end loans	1.31%	1.35%

Net charge-offs:	$7,781	$5,993
Annualized as a percentage of average loans	0.16%	0.15%

Non-performing assets:
Non-accrual loans	$30,045	$34,432
Foreclosed assets	4,971	6,394

Total	$35,016	$40,826
As a percentage of:
Total loans and foreclosed assets	0.54%	0.71%
Total assets	0.30	0.40

CONSOLIDATED CAPITAL RATIOS

Tier 1 Risk-Based Capital Ratio	12.39%	13.01%
Total Risk-Based Capital Ratio	14.68	15.92
Leverage Ratio	9.76	10.16
Equity to Assets Ratio (period-end)	9.63	8.72
Equity to Assets Ratio (average)	9.04	8.63

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).